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                                                                     EXHIBIT 3.1

                                                          STATE OF DELAWARE
                                                          SECRETARY OF STATE
                                                       DIVISION OF CORPORATIONS
                                                       FILED 09:00 AM 06/08/1998
                                                          981220220 - 2897577

                         CERTIFICATE OF INCORPORATION

                                      OF

                            ASIAINFO HOLDINGS, INC.



     FIRST.     The name of the corporation is ASIAINFO HOLDINGS, INC. (the
"Corporation").

     SECOND.    The address of the registered office of the Corporation in the
State of Delaware is located at CorpAmerica, Inc., 30 Old Rudnick Lane, Dover, Kent County, Delaware, 19901. The name of the registered agent of the Corporation at that address is CorpAmerica, Inc.

     THIRD.     The purpose for which the Corporation is organized is to promote the information technology business and the transaction of any or all lawful business for which corporation's may be incorporated under the Delaware General Corporation Law.

     FOURTH.    The Corporation shall have the authority to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock."

     Each outstanding share of Common Stock, regardless of class, shall be entitled to one (1) vote on each matter submitted to a vote at a meeting of shareholders.

     The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is expressly vested with authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions thereof, including, without limitation the voting powers, if any, the dividend rate, conversion rights, redemption price, or liquidation preference, of any series of shares of Preferred Stock, and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then authorized). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.

     FIFTH. The aggregate number of shares which the Corporation shall have authority to issue is 30,000,000 Common and Preferred shares; the total number of shares of Common Stock shall be 25,000,000 with par value of one cent ($.01) per share and the total number of shares of Preferred Stock shall be 5,000,000 with par value of one cent ($.01) per share.

     SIXTH.     The business and affairs of the Corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by written ballot unless required by the by-laws of the Corporation.

     SEVENTH.   In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to make, amend and repeal the by-laws.



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     EIGHTH.    The Corporation reserves the right to alter, amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereinafter prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

     NINTH.     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after the filing of the Certificate of Incorporation of which this article is a part to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

     TENTH.     The incorporator is Wilson Chu, whose mailing address is 901
Main Street, 3100 NationsBank Plaza, Dallas, Texas, 75202.

     I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware do make, file and record this Certificate of Incorporation, do certify that the facts herein stated are true, and accordingly, have hereto set my hand this 8th day of June 1998.


                                             /S/  Wilson Chu
                                             ---------------------------------
                                             WILSON CHU, Incorporator

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